U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

  STEVESON                          ROBERT                 H
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                                 P. O. BOX 660
--------------------------------------------------------------------------------
                                    (Street)

   FOREST RANCH                        CA                95942
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

            TRICO BANCSHARES/TCBK

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

            05/02

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

     VICE CHAIRMAN OF THE BOARD
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                             6.
                                                              4.                              5.             Owner-
                                                              Securities Acquired (A) or      Amount of      ship
                                                 3.           Disposed of (D)                 Securities     Form:        7.
                                                 Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct       Nature of
                                   2.            Code         ------------------------------- Owned at End   (D) or       Indirect
1.                                 Transaction   (Instr. 8)                   (A)             of Month       Indirect     Beneficial
Title of Security                  Date          ------------     Amount      or     Price    (Instr. 3      (I)          Ownership
(Instr. 3)                         (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

COMMON STOCK                                                                                   59,753.0000    D            By Broker
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                                  173,215.0000    D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                       05/31/02        J             46.4611       D                   46.4611    I         By Minor Son
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                       05/31/02        J             59.8967       D                   59.8967    I    By Minor Daughter
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                       04/22/02        T            14,558.0000    D     22.10                    I
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                       05/16/02        T             1,096.0000    D     24.25    504,233.0000    I    By TriCo ESOP of
                                                                                                                   which I am a TTEE
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:  J:  Please Note:  Children became of age and have their own accounts.

      /s/ Robert H. Steveson                                     06/10/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                              Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                                          Page 2